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                                                                   EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into this 15th day of February, 1996, the Effective Date, by and between Electronic Transmission Corporation, a Texas corporation ("ETC"), and Harry K. Altman ("Mr. Altman").

         ETC desires to employ Mr. Altman as its Operations Manager and Mr. Altman desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

         NOW, THEREFORE, ETC and Mr. Altman hereby agree as follows.

         1. Employment. ETC hereby employs Mr. Altman, and Mr. Altman hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

         2. Duties of Mr. Altman. Mr. Altman shall serve in the capacity of Operations Manager. In that capacity, Mr. Altman shall have responsibility for managing operations of ETC. Mr. Altman shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors. During the term of this Agreement, Mr. Altman shall devote his entire business time and efforts to the performance of the duties and responsibilities contained in this Agreement.

         3. Compensation. As compensation for his services rendered to ETC in the capacities set forth above, ETC shall pay Mr. Altman at the rate of forty-eight thousand dollars ($48,000) per year and will pay Mr. Altman a bonus of fifty dollars ($50.00) per day for each day Mr. Altman is out of town on company business. Mr. Altman additionally has to option to purchase up to 60,000 shares of ETC stock at the rate of one dollar ($1.00) per one thousand shares, to be exercised at the rate of 20,000 on February 20, 1997, 20,000 on February 20, 1998, and 20,000 on February 20, 1999. Mr. Altman must be an employee of ETC or its successor company on the aforementioned dates to earn the stock. Should ETC be' sold (other than by merger to Solo Petroleums or its successor) or should management control pass from L. Cade Havard, all stock payable under this agreement will immediately be transferred to Mr. Altman. This agreement will be reviewed periodically to add additional compensation based on Mr. Altman's and ETC's performances.

         4. Benefits. During the term hereof, Mr. Altman shall be entitled to medical insurance programs provided by ETC on the same basis as other ETC employees.
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Employment Agreement Between ETC and Harry K. Altman Page 2


         5. Reimbursement of Expenses. ETC shall reimburse Mr. Altman for all pre-approved travel and other expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Altman upon appropriate documentation of such expenditures in accordance with ETC policies.

         6. Term. This Agreement may be canceled by either party at any time without penalty.

         7. Termination. This Agreement and Mr. Altman's employment hereunder shall terminate in the event of Mr. Altman's death or if Mr. Altman becomes permanently disabled as determined by the ETC Board of Directors.

         8. Non-Disclosure of Information and Trade Secrets. During his employment hereunder and thereafter, Mr. Altman will not disclose to any person or entity not directly connected with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Altman's performance of his duties hereunder.

         9. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

      If to ETC:               Electronic Transmission Corporation
                               5025 Arapaho, Suite 515
                               Dallas, Texas 75248

                               Attention: Mr. L. Cade Havard,
                                          Chief Executive Officer

      If to Mr. Altman:        Mr. Harry K. Altman
                               4849 Haverwood Ln., #201
                               Dallas, Texas 75287

         10. Entire Agreement. Counterparts. Governing Law. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto, including any consulting agreements. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings
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Employment Agreement Between ETC and Harry K. Altman Page 3


herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.



         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.



                          ELECTRONIC TRANSMISSION CORPORATION

                          By: /s/ L. CADE HAVARD
                             -----------------------------------------
                                  L. Cade Havard
                                  Chairman and Chief Executive Officer

                          MR. ALTMAN

                              /s/ HARRY K. ALTMAN
                          --------------------------------------------
                                  Harry K. Altman